                                                               EXHIBIT NUMBER 11

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

The following table shows the computation of the basic and diluted earnings per share for the three months ended March 31 (dollars in thousands, except per share amounts):

                         Net income     Weighted average      Earnings per share
                                        number of shares
          3/31/02
Earnings per share,
basic                         $1,873           7,471,575                  $0.25

Effect of stock
options-net                                      128,446
                                                 -------
Earnings per share,
diluted                       $1,873           7,600,021                  $0.25

          3/31/01
Earnings per share,
basic                         $1,612           7,457,018                  $0.22

Effect of stock
options-net                                      158,017
                                                 -------
Earnings per share,
diluted                       $1,612           7,615,035                  $0.21




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